Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

Redacted portions are indicated by [****]1

AMENDMENT NO. 1 TO LICENSE AGREEMENT

This AMENDMENT NO. 1 TO LICENSE AGREEMENT (herein referred to as “Amendment No. 1”) is made and entered effective as of the 8th day of April, 2014 (the “Effective Date”), by and between BioMarin Pharmaceutical Inc., a Delaware corporation (hereinafter, “BioMarin”) and Catalyst Pharmaceutical Partners, Inc., a Delaware corporation (hereinafter, “Catalyst”), each herein referred to individually as “Party” and collectively as “Parties”.

WHEREAS, the Parties desire to amend that certain License Agreement, dated as of October 26, 2012 (the “Agreement”), between BioMarin and Catalyst, to capture certain sales by BioMarin to Catalyst under the Agreement of API, Firdapse Tablets, and placebo prior to the Effective Date of this Amendment No. 1, and to provide for an additional sale of Firdapse Tablets pursuant to this Amendment No. 1; and

WHEREAS, the Parties desire to make certain other changes to the Agreement, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiently of which are hereby acknowledged, the Parties hereto agree as follows:

1.	This Amendment No. 1 amends the Agreement in the manner set forth herein. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms. Capitalized terms not otherwise defined in this Amendment No. 1 shall have the meaning ascribed to such term in the Agreement.

2.	Section 5.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“5.1 Clinical Supply of Firdapse. BioMarin shall deliver (or cause to be delivered) to Catalyst, free of charge, BioMarin’s clinical inventory of Firdapse and placebo reserved for the BioMarin Ongoing Study, as set forth in Exhibit E, to be used by Catalyst as its clinical supply for the BioMarin Ongoing Study. In addition to the quantities set forth in Exhibit E, Catalyst may place orders for, and BioMarin shall sell to Catalyst during the term of the Agreement: (a) up to a maximum amount of [****] kilograms of the active pharmaceutical ingredient of Firdapse (“API”), at a per kilogram cost of €[****]; (b) up to a maximum of [****] active tablets containing API (“Firdapse Tablets”) packaged in blister cards, each containing 10mg tablets, at a per tablet cost of €[****]; and (c) up to a maximum of [****] tablets of placebo, at a per tablet cost of €[****]. Notwithstanding the foregoing, Catalyst acknowledges and understands that the usable portion of a manufacturing run of Firdapse Tablets may be less than the quantity ordered and agrees: (i) to reimburse BioMarin based on the quantity ordered and not based on the usable portion; (ii) that BioMarin shall not be responsible for replacing any unusable portion of an order of Firdapse Tablets; and (iii) that the agreed upon per tablet cost of €[****] into account the unusable portion of a manufacturing run. The Parties agree that the final order pursuant to this Section 5.1 shall be an order of [****] Firdapse Tablets to be manufactured by BioMarin’s contract manufacturer, [****], for completion in approximately March 2014 (“Final Order”); that Catalyst will arrange for and be fully responsible and liable for pick up of the Final Order; and that Catalyst shall make a payment to BioMarin of €[****] within 30 days of the Effective Date in full consideration for the Final Order.”

[1]	[****] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

3.	Section 4.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

4.3 Regulatory Data. In addition to BioMarin’s technology transfer obligations under Section 3.2, each Party shall provide the other Party on a timely basis with copies of all material pre-clinical and clinical data generated or compiled in connection with its Development or Commercialization of Licensed Products (via electronic copies of such data in a form that may be analyzed and manipulated by the other Party). For clarity, this shall include all analytical data obtained with respect to Licensed Products, descriptions of the manufacturing processes for Licensed Compounds and Licensed Products (and any material changes thereto), case report forms and patient medical records generated during Clinical Trials, and any data generated during post-marketing studies. Further, it shall include all other clinical trial and available post-approval patient safety and registry study data, including historical regulatory data contained in patient registry filings and files. Catalyst shall provide development reports required under Section 3.7 on an annual basis, and both parties shall provide the other party with other information described above within 30 days of any request by the other Party for such information that is required to support Regulatory Filings in the ROW or in the Territory, as applicable. Except for delivery of the development reports required under Section 3.7, which shall be delivered at Catalyst’s cost, the party requesting information pursuant to this Section 4.3 shall pay the producing party’s reasonable external and internal costs (including without limitation internal FTE costs) associated with providing the requested information, within 30 days of invoice from the producing party.

4.	Section 5.3 of the Agreement is hereby deleted in its entirety.

5.	The following is hereby added to the end of Section 7.2(a) of the Agreement:

“No later than forty-five (45) days after the exchange of the Conducting Party’s Development Cost expenditure information, the Parties shall reconcile all Joint Development Cost expenditure amounts through a net payment to the Party incurring greater Joint Development Cost expenditures in such Calendar Quarter.”

6.	Sections 7.2 (b) and (c) of the Agreement are hereby deleted in their entirety.

7.	Catalyst and BioMarin hereby agree that, as of the Effective Date, the Agreement is in full force and effect and both parties are in full compliance with the Agreement. The Parties further agree that to the extent that, prior to the Effective Date, there have been any violations of the Agreement by either Party, then any and all such violations are hereby waived.

8.	This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.	This Amendment No. 1 shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, successors, trustees, transferees and assigns

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Amendment No. 1 to be executed and delivered by their proper and duly authorized officers effective as of the Effective Date.

CATALYST PHARMACEUTICAL PARTNERS, INC.		BIOMARIN PHARMACEUTICAL INC.

/s/ Patrick J. McEnany		/s/ Joshua Grass

By:	Patrick J. McEnany	By:	Joshua Grass

Its:	President and CEO	Its:	SVP, Business and Corporate Development